UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 20, 2005

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The purpose of this Current Report on Form 8-K/A is to amend the Current Report on Form 8-K of Google Inc. (“Google”), filed on December 22, 2005, which described the terms of a letter agreement (the “Letter Agreement”) entered into between Time Warner Inc. (“Time Warner”), America Online, Inc. (“AOL”) and Google. The Letter Agreement sets forth the general terms upon which Google would, in exchange for $1 billion in cash, acquire a 5% equity interest in AOL through an investment in a wholly owned subsidiary of Time Warner that will own all of the outstanding equity interests in AOL. The parties have substantially completed negotiations with respect to definitive agreements governing this $1 billion investment in AOL and Google expects that the investment will close in the second quarter of 2006.

The Letter Agreement describes the general terms on which Google, Time Warner and AOL plan to enter into certain commercial arrangements. The Letter Agreement also provides that, in the event the parties do not enter into definitive agreements relating to certain of the arrangements described in the Letter Agreement, the commercial arrangements will take effect on the terms described in the Letter Agreement. The parties have agreed to extend the time period for entering into the agreements contemplated by the Letter Agreement to March 17, 2006, and Google expects that the parties will continue to extend this time period until the negotiations on the commercial agreements have been completed. Google expects to enter into definitive agreements with respect to the arrangements described in the Letter Agreement in either the first or second quarter of 2006.

Safe Harbor Statement

This Form 8-K/A contains forward-looking statements that involve risks and uncertainties, including statements regarding our expectations on the timing and completion of negotiations with respect to the transactions described above. Actual results may differ materially from our expected results. More information about potential risk factors that could affect the success of our business and our arrangements with AOL is included in our report on Form 10-K for the fiscal year ended December 31, 2005, and from time to time in other reports that we file with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: March 16, 2006	/s/ Eric Schmidt
Eric Schmidt Chairman of the Executive Committee and Chief Executive Officer